ABRAXAS PETROLEUM CORPORATION

www.abraxaspetroleum.com

Exhibit 99.1

NEWS RELEASE

Abraxas Announces 145% Increase to Daily Production

SAN ANTONIO (June 7, 2007) - Abraxas Petroleum Corporation (AMEX:ABP) today announced the results from a Devonian horizontal well drilled in the Oates SW Field area of West Texas and provided an overview of the assets Abraxas retained after the closing of the transactions announced on May 25, 2007.

The Manzanita #1H was a re-entry of a previously abandoned Devonian producer, which Abraxas cleaned out and drilled horizontally to a total depth of 15,600’, including 2 parallel-stacked laterals, the longest of which is 1,600’. The well was completed open hole without stimulation and placed on-line a week ago at a stabilized gross production rate of approximately 4.5 MMcfepd with flowing tubing pressure of 2,150 psig. Abraxas owns a 100% working interest in this well.

The Manzanita #1H effectively increased Abraxas’ daily net production by 145% over 1st quarter 2007, after giving effect to the transactions previously announced on May 25, 2007. On a consolidated basis, a 19% increase over 1st quarter 2007 can be attributed to this well.

“We are quite pleased with the results from the Manzanita #1H (and the fact that it was drilled and completed on budget) and the significant impact this well has on our production base from the retained assets. As a precursor to the guidance we anticipate issuing after our next board meeting, we now have the balance sheet, with approximately $9 million in cash and zero debt, to develop the upside on the assets retained by Abraxas through an aggressive drilling program for the remainder of 2007 and beyond – this drilling program should provide Abraxas with significant growth opportunities over the next several years,” commented Bob Watson, President and CEO of Abraxas.

For further clarification, as a result of the formation of the master limited partnership (the “Partnership”) announced on May 25, 2007, Abraxas Energy Partners, L.P., and subsequent sale of an approximate 53% interest in the Partnership to institutional investors, Abraxas will ultimately own (through certain wholly-owned subsidiaries) an approximate 47% interest in the Partnership, for which Abraxas will receive commensurate quarterly distributions. Outside of the Partnership, Abraxas retained approximately 34 Bcfe of proved reserves (as of December 31, 2006) and 2.6 MMcfepd of production (for the quarter ended March 31, 2007). Abraxas retained numerous high-impact proved undeveloped and probable locations, including the emerging resource plays in Wyoming (Brooks Draw) and West Texas (Woodford Shale). Abraxas also retained its internally generated exploratory projects targeting the Wilcox formation in South Texas.

For reporting purposes, going forward, Abraxas will consolidate financial results of the retained assets as well as Partnership results.

500 N. Loop 1604 East, Suite 100, San Antonio, Texas 78232

Office: 210.490.4788 Exec/Acctg Fax: 210.490.8816

Abraxas Petroleum Corporation is a San Antonio-based crude oil and natural gas exploration and production company with operations in Texas and Wyoming.

Safe Harbor for forward-looking statements: Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for natural gas and crude oil. In addition, Abraxas’ future natural gas and crude oil production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves. Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:

Barbara M. Stuckey/Director of Corporate Development

Direct Telephone 210.757.9835

Main Telephone 210.490.4788

bstuckey@abraxaspetroleum.com

www.abraxaspetroleum.com